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[LOGO] ERNST & YOUNG


                                                                 Exhibit 23.4

                       CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of report dated September 20, 1999, on the combined financial statements of NFC Moving Services Group as at September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 in the Registration Statement (Form S-4) and related Prospectus of North American Van Lines, Inc. for the registration of $150,000,000 of its 13 3/8% Senior Subordinated Notes Due 2009.


/s/ Ernst & Young
London, England
February 4, 2000